Exhibit 4.1














                            CNA FINANCIAL CORPORATION

                          OFFICER STOCK OWNERSHIP PLAN















October 8, 1998


This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


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                            CNA FINANCIAL CORPORATION
                          OFFICER STOCK OWNERSHIP PLAN

1.       PURPOSE

          The CNA Financial Officer Stock Ownership Plan (the "Plan") is intended to promote the long-term growth and financial success of CNA Financial Corporation (the "Company") in the interests of the Company and its stockholders and to strengthen the link between management and stockholders by providing officers of the Company and its Subsidiaries (as hereinafter defined) with an opportunity to increase their ownership of Common Stock (as hereinafter defined) to a significant degree.

2.       DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Plan Administration Committee of this Plan which shall be appointed by the Chief Executive Officer of the insurance subsidiaries of the Company unless, and until, the Board appoints another committee of the Board.

"Common Stock" means the Common Stock, $2.50 par value per share, of the Company.

"Effective Date" means October 1, 1998.

"Interest Rate" means the "applicable federal rate" in effect on the Purchase Date with interest compounded semi-annually, as determined by Section 7872 of the Code or any successor provision to that section.

"Market Price" with respect to a given Security shall mean, for any given date (or in the event such date is not a Trading Day with respect to such Security, the last Trading Day prior to such date), the closing sale price of such Security on such date, as reported as the New York Stock Exchange-Composite Transactions for such day in The Wall Street Journal, mid-west edition, or, if such Security ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which such Security is traded or quoted.

"Participant" means each eligible employee of the Company or any of its Subsidiaries who is designated by the Committee to receive a Purchase Award.



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"Participation  Agreement" means the written  agreement entered into between the
Company and a Participant to carry out the Plan with respect to the Participant concerning a particular Purchase Award in accordance with the Plan's terms and conditions. The Agreements need not be identical and shall be in the form approved by the Committee.

"Purchase Award" means an award to a Participant permitting such Participant to purchase shares of Common Stock pursuant to Section 6 of this Plan at the Purchase Price, together with any related Purchase Loan.

"Purchase Date" means the date a Participant purchases shares of Common Stock pursuant to a Purchase Award.

"Purchase Loan" means an extension of credit to the Participant by the Company evidenced by the Purchase Note and secured by a pledge of the shares of Common Stock purchased by the Participant and any proceeds from the sale of the Common Stock.

"Purchase Note" means a full recourse promissory note including the terms determined by the Committee.

"Purchase Price" of a share of the Common Stock means the average of the highest and lowest sales prices of the Common Stock on the Purchase Date, as reported as the New York Stock Exchange-Composite Transactions for such day, or if the Common Stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the Common Stock was traded, all as reported by The Wall Street Journal, mid-west edition under the heading New York Stock Exchange-Composite Transactions, or, if the Common Stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the Common Stock is traded or quoted, but in no event shall the price be less than the par value of the Common Stock.

"Regulation U" shall mean Regulation U issued by the Board of Governors of the Federal Reserve System of the United States of America, or any successor to Regulation U.

"Security" shall mean the Common Stock.

"Service" means employment with the Company or its Subsidiaries.

"Subsidiary" means a corporation (or partnership, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation or voting power).
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"Total Purchase Price" means, with respect to each Participant,  the total of i)
the Purchase Price multiplied by that Participant's pro rata share of the number of shares of Common Stock purchased from the Company's treasury stock plus ii) the price per share negotiated by the Company in open market or direct transactions multiplied by that Participant's pro rata share of the number of shares of Common Stock negotiated in open market or direct transactions in addition to any expenses and commissions relating to such purchase. The total dollar amount of such purchases by each Participant shall be no greater than the dollar amount exercised by the Participant pursuant to the Purchase Award.

"Trading Day" means, with respect to a Security, a day on which such Security is publicly traded.

3.       SHARES SUBJECT TO THE PLAN

The aggregate number of shares of Common Stock that may be awarded and exercised under the Plan at any time shall not exceed 9.9% of the outstanding voting shares of the Company and no Participant shall be awarded a single Purchase Award with respect to more than 2.0% of the outstanding voting shares of the Company during any one calendar year period; provided, however, that in the event that at any time after the Effective Date a stock dividend, stock split, recapitalization, merger, consolidation, or other change in capitalization, or a sale by the Company of all or part of its assets, or any separation from the Company, including any spin-off or other distribution to stockholders other than an ordinary cash dividend, results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of stock or other securities of the Company, or for shares of stock or other securities of any other corporation; or (b) new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock, then the total number of shares of Common Stock authorized under this Plan, and the maximum number of shares with respect to which a Purchase Award may be awarded to a Participant, shall be appropriately adjusted by the Committee in its discretion. Shares of Common Stock that have been included in a Purchase Award but not exercised by a Participant on the Purchase Date may again be awarded under the Plan.

The shares for the Plan may be authorized and unissued shares of Common Stock, issued shares held as treasury shares or shares purchased for the Participants on the open market or in negotiated purchases. If the shares of Common Stock are purchased for the Participants on the open market or in negotiated purchases, the Company shall negotiate the purchase of the shares on behalf of the Participants directly or through a designated broker. The shares then will be purchased by the Participants on the settlement date at the negotiated purchase price or the open market price in addition to any expenses and commissions relating to such purchase, as the case may be.

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4.       TERM OF THE PLAN

The Plan shall become effective on October 1, 1998. The Plan shall be terminated on December 31, 2020; provided, that Purchase Loans outstanding as of such date shall not be affected or impaired by the termination of the Plan; provided further that no Purchase Awards will be granted after December 31, 2019.

5.       ELIGIBLE EMPLOYEES

All employees of the Company and its Subsidiaries who are Grade 91 or above and, in the opinion of the Committee, can materially influence the long-term performance of the Company or its Subsidiaries are eligible to receive a Purchase Award. The Committee shall have the power and complete discretion to select those eligible employees who are to receive Purchase Awards.

6.       STOCK PURCHASE

(a) Grant of Purchase Award. The number of shares or maximum dollar amount of Common Stock purchasable under a Purchase Award for any Participant and the Purchase Date shall be determined by the Committee. The Committee shall, with respect to each Purchase Award, give written notice to each Participant receiving such Purchase Award stating (i) the maximum number of shares or maximum dollar amount of Common Stock that may be purchased under the Purchase Award, (ii) the Purchase Date, (iii) the performance criteria, if any, relating to the Purchase Award and (iv) the Interest Rate and other terms pertaining to the Purchase Loan.

(b) Exercise of Purchase Award. A Participant shall exercise a Purchase Award by delivering to the Company on or prior to the Purchase Date (i) a notice stating the number of shares (less than or equal to the maximum number specified in the Purchase Award) such Participant elects to purchase on the Purchase Date, and
(ii) an executed Participation Agreement, Purchase Note in the amount of the Total Purchase Price and any other documents required relating to the Purchase Loan or pursuant to the Plan, or in lieu of a Purchase Note, a Participant may deliver cash in the amount of the Total Purchase Price for the shares of Common Stock purchased pursuant to the Purchase Award. To be eligible to exercise a Purchase Award, a Participant must be employed by the Company or a Subsidiary of the Company on the Purchase Date.

(c) Closing Time. The exercise of the Purchase Award, the delivery of the Purchase Note and the issuance by the Company of the Common Stock purchased pursuant to the Purchase Award shall be effective at 8:15 a.m., Chicago time, on the business day following the Purchase Date (the "Closing Time"). After the Closing Time, such Participant shall be deemed a stockholder of the Company and shall be entitled to all the rights as a stockholder, but subject to the terms of the Plan, the Purchase Loan and related documents, to transfer the Common Stock. Notwithstanding anything herein to the contrary, the Committee shall have the absolute right, in its sole discretion, to revoke any Purchase Award, including, without limitation, any right to receive a Purchase Loan related to such Purchase Award, prior to the Closing Time, provided, that the failure to make such Purchase Loan shall be deemed to revoke the exercise of the related Purchase Award unless otherwise specified by the Participant.

7.       LOAN PROVISIONS

(a) General. The Company may extend a Purchase Loan to a Participant upon exercise of a Purchase Award subject to the terms and conditions set forth in this Section 7. The original principal amount of the Purchase Loan shall be equal to the Total Purchase Price plus any costs or commissions related to the purchase of the Common Stock. Such Purchase Loan shall be evidenced by the Purchase Note with full recourse against the maker. The obligations of each Participant under a Purchase Note shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any change in the existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or the market value of the Common Stock or any resulting release or discharge of any obligation of the Company or the existence of any claim, set-off or other rights which any Participant may have at any time against the Company or any other person, whether in connection with the Plan or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or counterclaim.

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Notwithstanding  anything to the contrary in this  Section 7, the Company  shall not be required to make any Purchase Loan to a Participant if the making of such Purchase Loan will (i) cause the Company to violate any covenant or similar provision in any indenture, loan agreement or other agreement, or (ii) violate any applicable federal, state or local law, provided, that the failure to make such Purchase Loan shall be deemed to revoke the exercise of the related Purchase Award unless otherwise specified by the Participant.

(b) Security. Payment of the Purchase Note shall be secured by a pledge of all of the shares of Common Stock acquired by the Participant upon the exercise of the Purchase Award to which the Purchase Loan relates. The Participant shall effect such pledge by delivering to the Company (i) the certificate or certificates for the shares of Common Stock acquired pursuant to the Purchase Award, accompanied by a duly executed stock power in blank (which stock may be reregistered in the name of the Company as collateral agent for the collateral for the Purchase Loan), (ii) a properly executed stock pledge agreement, and
(iii) such other documents as may be required by the Committee. A Participant shall always have the right to sell shares of Common Stock acquired pursuant to a Purchase Award provided that (i) such sales must be made in open-market transactions or at a price not less than the Market Price on the Trading Day prior to the date of sale, (ii) the Company shall have a security interest in the proceeds of such sale to the extent of any outstanding Purchase Loan and
(iii) any such sales otherwise comply with the terms and provisions of any documents relating to the Purchase Loan.

(c) Interest. Interest on the principal balance of the Purchase Loan will accrue semi-annually at the Interest Rate. Except as specified in the Purchase Loan documents after an event of default, accrued interest shall not be payable during the term of the Purchase Loan, but shall be added to the principal balance of the Purchase Loan.

(d) Term. The term of the Purchase Loan for any Participant shall begin on such Participant's Purchase Date, and absent an Event of Default, shall have a final maturity date as determined by the Committee.

(e) Terms of the Purchase Loan. All other terms of the Purchase Loan shall be determined by the Committee.

8.       PLAN ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall interpret the Plan and make such rules and procedures as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee pursuant to this paragraph and the other paragraphs of the Plan in which the Committee is given discretion shall be final and conclusive on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the entire Committee. The Committee may consult with counsel, who may be counsel to the Company, and such other advisors as the Committee may deem necessary or desirable, and the members of the Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel or any other advisor.

Among other things, the Committee shall have the authority, subject to the terms of the Plan, to determine (i) the individuals to whom the Purchase Awards are granted, (ii) the time or times the Purchase Awards are granted, (iii) the Purchase Dates for such Purchase Awards, (iv) the availability of any direct or indirect financing by the Company or any of its Subsidiaries and (v) the forms, terms and provisions of the Participation Agreement and any other documents under the Plan. The Committee also may designate whether any Purchase Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in Section 162(m) of the Code. Any such Purchase Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures. The Performance Measures that may be used by the Committee for such Purchase Awards may include any one or more of the following, as selected by the Committee: cash generation targets, net income or other profits, revenue and/or market share targets, profitability targets as measured by return ratios and shareholder returns, customer satisfaction, net margin as a percentage of revenue, and/or debt to capitalization. The measurement may be based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.
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9.       AMENDMENT AND DISCONTINUANCE OF THE PLAN

The Board, upon the recommendation of the Committee, may amend, suspend or terminate the Plan at any time, subject to the provisions of this Section 9. No amendment, suspension or termination of the Plan may, without the consent of the Participant, adversely affect such Participant's rights under the Plan in any material respect. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is necessary under Regulation U or any other law or agreement.

10.      MISCELLANEOUS PROVISIONS

(a) Unsecured Status of Claim. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any specific property or assets of the Company. No assets of the Company shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the Company's obligations under the Plan.

Any and all of the Company's assets shall be, and shall remain, the general unpledged and unrestricted assets of the Company. The Company's obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay employee compensation benefits in the future, if any.

(b) Employment Not Guaranteed. Nothing contained in the Plan nor any related Agreement nor any action taken in the administration of the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in the Service of the Company or its Subsidiaries.

 (c) Nonassignability. No person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt any Purchase Award which is deferred and not yet exercised, or any part thereof, or any interest therein, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No portion of such deferred Purchase Award shall, prior to actual exercise, be subject to seizure, attachment, lien or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency. Any such transfer or attempted transfer in violation of the preceding provisions shall be considered null and void.

(d) Disposition of Awards. Once a Participant purchases shares under the Plan, the timing of sales of those shares is determined by the employee, but remains subject at all times to the securities laws and any Company securities compliance policy in effect at any time.

(e) Separability, Validity. In the event that any provision of the Plan, the Participation Agreement or any agreement or document related to a Purchase Loan is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan, Participation Agreement or aspect of any agreement or document related to a Purchase Loan.

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(f) Withholding  Tax. The Company shall withhold from all benefits due under the
Plan an amount sufficient to satisfy any federal, state and local tax withholding requirements, if any.

(g) Applicable Law. The Plan and any related Agreements shall be governed in accordance with the laws of the State of Delaware without regard to the application of the conflicts of law provisions thereof. The obligation of the Company with respect to the grant and exercise of Purchase Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of any securities exchange on which the Common Stock may be listed.

(h) Inurement of Rights and Obligations. The rights and obligations under the Plan and any related Agreements shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

(i) Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (A) if to the Company--at its principal business address to the attention of the Secretary; (B) if to any Participant--at the last address of the Participant known to the sender at the time the notice or other communication is sent.

 (j) Exclusion from Pension and Other Benefit Plan Computation. By exercise of a Purchase Award, each Participant shall be deemed to have agreed that such Purchase Award, as applicable, is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any of its Subsidiaries; provided, however, that the amount of any elective reduction or deduction in compensation used to pay the Total Purchase Price for any exercised Purchase Award shall be includible for purposes of any such plan to the same extent that it would be in the absence of such election. In addition, each beneficiary of a deceased Participant shall be deemed to have agreed that such Purchase Award will not affect the amount of any life insurance coverage, if any, provided by the Company or any of its Subsidiaries on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries; provided, however, that the amount of any elective reduction or deduction in compensation used to pay the Total Purchase Price for any exercised Purchase Award shall be includible for purposes of any such plan to the same extent that it would be in the absence of such election.